        Amendment to 424b4 Prospectus originally filed October 1, 1996

                                1,100,000 SHARES

                               UNIONBANCORP, INC.

                                  COMMON STOCK

     All of the shares of Common Stock, par value $1.00 per share (the "Common Stock"), of UnionBancorp, Inc. (the "Company") being offered hereby (this "Offering") are being sold by the Company. The Company, which is headquartered in Ottawa, Illinois, had two subsidiary banks as of June 30, 1996, UnionBank, with its main office located in Streator, Illinois, and UnionBank/Sandwich, with its main office located in Sandwich, Illinois. In August, 1996, the Company purchased Prairie Bancorp, Inc., a multi-bank holding company headquartered in Princeton, Illinois, and its six bank subsidiaries. See "The Acquisitions -- Prairie Bancorp, Inc. -- Business." Immediately prior to the closing of this Offering, the Company also expects to complete the purchase of Country Bancshares, Inc., a bank holding company headquartered in Macomb, Illinois, and its bank subsidiary, Omni Bank. See "The Acquisitions -- Country Bancshares, Inc. -- Business." The proceeds of this Offering will be used to retire debt that was incurred by the Company in connection with these acquisitions. See "Use of Proceeds" and "The Acquisitions." At the request of the Company, the Underwriter has reserved up to approximately 110,000 shares of Common Stock for sale to directors, executive officers and other affiliates of the Company who have expressed an interest in purchasing shares of Common Stock in this Offering.

     The Common Stock is currently quoted on the OTC Bulletin Board, and has been approved for quotation on the Nasdaq National Market under the symbol "UBCD" upon consummation of the Offering. As of September 30, 1996, the last per share sale price for Common Stock quoted on the OTC Bulletin Board was $11.50. See "Market for Common Stock and Dividends."

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

     SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

===================================================================================================
                                                          UNDERWRITING
                                    PRICE TO              DISCOUNT AND             PROCEEDS TO
                                     PUBLIC              COMMISSIONS(1)            COMPANY(2)
---------------------------------------------------------------------------------------------------
Per Share..................          $11.50                   $.805                  $10.695
---------------------------------------------------------------------------------------------------

Total(3)...................        $12,650,000              $885,500               $11,764,500

===================================================================================================

(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company, estimated at $425,000.
(3) The Company has granted the Underwriter a 30-day option to purchase up to 165,000 additional shares of Common Stock, on the same terms and conditions as set forth above, solely to cover over-allotments, if any. See "Underwriting." If the Underwriter exercises such option in full, the total Price to Public, Underwriting Discount and Commissions and Proceeds to Company will be $14,547,500, $1,018,325 and $13,529,175, respectively.

     The shares of Common Stock are offered by the Underwriter when, as and if received and accepted by it, subject to its right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates for the shares of Common Stock will be made against payment therefor in Chicago, Illinois, on or about October 4, 1996.

                                HOEFER & ARNETT
                                  INCORPORATED

                                October 1, 1996